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                                                                 EXHIBIT 10.6




                                  May 10, 1996



Mr. Robert L. Leclerc
Chairman
Echo Bay Mines Ltd. and
Echo Bay Management Corporation
6 Whitemud Place
Edmonton, Alberta
T6H 5X4

Dear Bob:

     This is to confirm the agreements and understandings which have been reached concerning your employment by Echo Bay Mines Ltd., its subsidiaries and related companies (collectively "Echo Bay").


1.   Services:

     Echo Bay hereby employs you, and you hereby agree to serve, as its Chairman. So long as you are employed hereunder, you shall continue to devote the principal portion of your business time and energies to the business affairs of Echo Bay and in the promotion, development and improvement of its interests.


2.   Compensation:

     In consideration for the performance of your employment services Echo Bay shall pay you an aggregate annual salary of U.S. $350,000, subject to periodic review and adjustment. Your salary shall be paid in monthly, twice monthly, or bi-weekly installments, depending upon the frequency of salary payments generally applicable to senior management employees of Echo Bay. Notwithstanding the fact your appointment as Chairman takes effect today, your entitlement to salary shall become effective as of July 1, 1996.


3.   Additional Benefits:

     In addition to the foregoing you shall be entitled during the term hereof:

     (a) to an option grant pursuant to the share incentive plan of the Corporation (the "Plan"), covering an option to acquire 100,000 common shares in the capital of the Corporation, exercisable at today's closing price as published by The Toronto Stock Exchange, vesting six months from today, and otherwise as specified in the customary certificate of grant delivered by the Chairman of the Compensation Committee;

      (b) to participate in any share incentive plans from time to time established by Echo Bay, on a basis presently envisaged to involve annual grants, commencing in or about November 1996, of options to acquire 50,000 common shares in the capital of the Corporation, exercisable in accordance with the Plan; and

     (c) to such other benefits as may from time to time be established by Echo Bay and applicable to employees generally. It is acknowledged that you shall not participate in the employee cash incentive plan.
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     It is specifically understood and agreed that you shall receive from Echo
Bay credit for and shall be paid effective July 1, 1996 an additional annual amount equal to 6% of your aggregate annual salary, with such payments to be made directly to you or into the Echo Bay Inc. Partnership Savings Plan for United States employees, or in such other manner as may be appropriate should you be based in Canada.

4.   Termination of Services:

     If Echo Bay should deliver to you written notice that your services hereunder will no longer be required, Echo Bay will pay or cause you to be paid a lump sum equal to twice the amount of your annual salary in effect at the time such notice is given. If such notice is given you agree to resign forthwith from any and all offices and directorships held by you with Echo Bay.

     In addition, should Echo Bay purport to alter the scope of your duties hereunder, in such manner that in result you suffer what would constitute a demotion (in the context of an employer-employee relationship), you shall be entitled to treat this as notice of constructive termination of your services hereunder. In such event, the provisions hereinabove specified in respect of compensation in lieu of notice shall apply mutatis mutandis.

     In any case where notice of termination is given or is construed to have been given hereunder, you shall be paid an additional sum equal to 20% of your annual salary then in effect in lieu of any further benefits under this letter agreement, except to the extent these would already have accrued or been earned by you under Echo Bay's retirement or option plans.

     Echo Bay shall, notwithstanding the foregoing, not be deemed to have terminated your services if you have reached normal retirement age and Echo Bay has indicated it no longer wishes to retain your services. For the purposes hereof the expression "normal retirement age" shall mean, in the absence of an agreement to the contrary by the parties, the day when you shall have reached the full age of 65 years.

     Furthermore, if during the term of your employment there should be a "Change of Control", as defined in Exhibit A attached hereto, and thereafter

     a) you do not serve as Chairman (or in a position of similar or during such period of two years your service with Echo Bay should terminate for any reason other than voluntary resignation, death, disability, or retirement at or after your normal retirement date under Echo Bay's retirement plans, or

     b) you voluntarily resign your position at Echo Bay within one year of a Change of Control as a result of a good faith determination that, as a result of the Change of Control, you are unable to effectively discharge the duties of the position you occupied immediately prior to such Change of Control on or before your last day of service with Echo Bay, Echo Bay will pay to you in lieu of any rights, other than those accrued as of the date of termination under Echo Bay's retirement or option plans, a lump sum cash amount equal to three times the total of your annual salary amount in effect at the time of Change of Control, and you shall not be entitled to future participation in Echo Bay's insurance, retirement, option and other fringe benefit plans.

     Notwithstanding anything to the contrary contained herein, if any amount otherwise payable under this Section 4 would constitute a "parachute payment", as defined in Section 280 G of the Internal Revenue Code, the payment will be reduced to the largest amount that would result in no portion being subject to the excise tax imposed by, or the disallowance of a deduction under, applicable provisions of the Code.

     In the event of a threat (actual or perceived) of a takeover bid for voting control of the Corporation, the Secretary shall be required to estimate, prior to the occurrence of a Change of Control, the extent to which you might receive a "parachute payment" should your employment be terminated as a result thereof. Such estimate by the
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Secretary and the method of its calculation shall, in the absence of compelling evidence to the contrary, be deemed to be conclusive and binding upon the parties hereto. The Secretary shall also be entitled to set up a reserve and set aside sufficient funds to permit payment of the aforesaid lump sum amount to you.

     It is further understood and agreed that if the termination of service occurs within three years of your normal retirement age, the total amount payable under the preceding paragraphs shall be calculated as provided therein and then multiplied by a fraction, the numerator of which is the number of whole months remaining until the normal retirement age date and the denominator of which is 36.

     In the event of termination of your employment after a Change of Control by reason of death or disability, you (or your designated beneficiary or estate) will be entitled to all rights available to you under Echo Bay's benefit and compensation plans applicable in the case of death or disability which were in effect immediately prior to the Change of Control or, if greater, in effect at the time of death or disability. Your death or disability after you are eligible to receive lump sum severance payments under this agreement shall not affect the obligation of Echo Bay to make such payments.

     If you should be entitled to receive payments from Echo Bay on account of termination of your employment under the terms of another employment or severance agreement, or under the terms of applicable laws and regulations, such other payments shall discharge payments under this agreement and payments under this agreement shall discharge pro tanto such other amounts due to you.

     Notwithstanding the foregoing provisions hereof, should your employment be terminated for "cause", as that term is interpreted according to the laws of the State or Province where you were based immediately prior to your termination, you shall only be entitled to be compensated as determined by a court of competent jurisdiction in such State or Province.
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     If the foregoing accurately sets forth the agreements and understandings we have reached, please sign the enclosed copy of this letter and return it to me, whereupon it shall, effective as of May 10, 1996 become a binding agreement enforceable in accordance with its terms.



                                  Yours truly,

                                  /s/ Richard C. Kraus

                                  Richard C. Kraus
                                  President and Chief Executive Officer,
                                  Echo Bay Mines Ltd.
                                  Echo Bay Management Corporation


Accepted and Agreed to by
Robert L. Leclerc and intending
to be legally bound hereby


/s/ Robert L. Leclerc
--------------------------------
Robert L. Leclerc
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                                   Exhibit A

     "Change of Control" shall be deemed to have taken place if (i) a third person, including a group, becomes the beneficial owner of shares of Echo Bay Mines Ltd. (the "Company") having 20% or more of the total number of votes that may be cast for the election of directors of the Company or (ii) there occurs any cash tender or exchange offer, amalgamation or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, and as a result of or in connection with either (i) or (ii), persons who were directors of the Company before the event shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company.